Par Pacific Successfully Closes Sale-Leaseback of 21 Retail Convenience Store Properties located in the State of Hawaii

HOUSTON, TEXAS, February 23, 2021 (GLOBE NEWSWIRE) -- Par Pacific Holdings, Inc. (NYSE: PARR) (“Par Pacific” or the “Company”) today announced that it has successfully completed its previously announced sale-leaseback transaction with a subsidiary of Realty Income Corporation, a publicly-traded real estate investment trust (“Realty Income”). At the closing, the Company sold twenty-one (21) retail convenience store/fuel station properties located in the State of Hawaii (the “Properties”) to Realty Income for an aggregate cash purchase price of $109.4 million, and Par Hawaii, LLC, an indirect wholly-owned subsidiary of the Company (“Par Hawaii”), entered into a master lease agreement with Realty Income, to leaseback, on a commercial triple-net basis, the Properties for an initial 15-year term, subject to Par Hawaii’s option to extend the lease for up to an additional twenty (20) years. The Company anticipates that during the first quarter there will be a separate closing for one additional property, as provided under the existing purchase agreement.

The Company used approximately $51.7 million of the net cash proceeds to repay debt and associated obligations related to certain of the Properties and expects to use the remainder for general corporate purposes.

There have been no disruptions to the Company’s operations or customers as a result of the transaction, as the Company continues to operate its retail business at the leased Properties pursuant to the lease.

About Par Pacific

Par Pacific Holdings, Inc., headquartered in Houston, Texas, owns and operates market-leading energy and infrastructure businesses. Par Pacific’s strategy is to acquire and develop energy and infrastructure businesses in logistically complex markets.  Par Pacific owns and operates one of the largest energy networks in Hawaii with 148,000-bpd of combined refining capacity, a logistics system supplying the major islands of the state and 91 retail locations.  In the Pacific Northwest and the Rockies, Par Pacific owns and operates 60,000-bpd of combined refining capacity, related multimodal logistics systems and 33 retail locations.  Par Pacific also owns 46% of Laramie Energy, LLC, a natural gas production company with operations and assets concentrated in Western Colorado.

This news release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements with respect to the sale-leaseback transaction, including the anticipated use of the net proceeds thereof, the closing with respect to the additional property, and the anticipated effects of the transaction and the closing with respect to the additional property, are forward-looking statements. Additionally, forward looking statements are subject to certain risks, trends, and uncertainties. Par Pacific cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Par Pacific does not intend to update or revise any forward-looking statements made herein or any other forward looking statements as a result of new information, future events or otherwise. Par Pacific further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this news release.

For Investors

Suneel Mandava
Senior Vice President, Finance
713-969-2136
smandava@parpacific.com